UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party Other Than the Registrant ☐

Check the Appropriate Box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240.14a-12

Owens Corning

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The following letter supplements information contained in Owens Corning’s Definitive Proxy

Statement dated March 13, 2014. In connection with Owens Corning’s Annual Meeting of

Stockholders on April 17, 2014 (the “Annual Meeting”), Owens Corning is communicating the information below to its stockholders commencing on April 1, 2014.

April 1, 2014

Dear Stockholder:

By now, you should have received our Notice of Annual Meeting of Stockholders and Proxy Statement (the “proxy statement”). You can also view our proxy statement at: https://materials.proxyvote.com/690742

We are writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board of Directors (the “Board”) on all proposals. Particularly, we are requesting your support on Proposal 4, Advisory Vote to Approve 2013 Named Executive Officer Compensation (the “Say on Pay” proposal).

As you may be aware, Egan-Jones, a proxy advisory firm, has recommended a positive vote on the Say on Pay proposal. Other firms, such as Institutional Shareholder Services and Glass Lewis (the “Firms”), issued negative vote recommendations. We are taking this opportunity to clear up certain oversights made by the Firms recommending against the Say on Pay proposal, as well as to provide you with additional information and context regarding our executive compensation programs and actions.

We believe our executive compensation programs are appropriately designed, competitive with market practices and aligned with stockholder value creation. Our programs target the median of similar companies, have significant pay at risk, and appropriately use equity to ensure stockholder alignment. The structure of compensation programs for our named executive officers has not changed over the last five years, and has historically enjoyed the support of all the proxy advisory firms.

In connection with your voting decision, we would like to highlight the following points.

•	Our compensation is performance based. An overwhelming majority of our CEO’s compensation is “at-risk” based on the Company’s earnings and the performance of the Company’s stock.

Annual Incentive Plan

•

For the last eight years, the annual incentive plan has been based on adjusted Earnings Before Interest and Taxes (“adjusted EBIT”), a well recognized measure of profitability that drives stockholder value. For fiscal year 2012, our CEO received an annual bonus that was 15% of target based on adjusted EBIT performance that was below the Company’s operations plan. The below target payout was directly reflective of the Company’s lower performance.

•	For fiscal year 2013, our CEO received an annual bonus that was 131% of target based on adjusted EBIT performance that was substantially above the Company’s operations plan, and exceeded the prior year by $123 million. The above target payout was directly reflective of the Company’s strong performance.

One of the Firms has noted that the adjusted EBIT target for the 2013 Annual Incentive Plan was less than the 2012 target. In cyclical businesses, it is not uncommon for markets and business opportunities to fluctuate in the short term while growing in the long term. When setting adjusted EBIT plan targets for a given year, the Company considers prior year performance and then prevailing macro-economic conditions, and uses that as a benchmark to establish growth targets utilizing expected market trends. For example, the 2013 adjusted EBIT target of $385 million represented EBIT growth of $92 million, or 31%, over 2012’s EBIT result of $293 million. During 2013, the Company delivered EBIT growth of $123 million, or 41%, representing one of the highest growth years in Company history.

Additionally, one of the Firms noted that there was “limited disclosure” with regard to the rationale for our CEO’s 2013 individual award component increasing over 2012 levels. To clarify, the Company’s targeted adjusted EBIT was $385 million and the achieved adjusted EBIT was $416 million, and our CEO exceeded his individual goals. Under our CEO’s leadership in 2013, the Company achieved many significant milestones including but not limited to the following:

•	Improving profit margins in each of its businesses;

•	Delivering cash flow and balance sheet performance to position the Company for its first dividend since 2000;

•	Returning the Insulation business to full year profitability for the first time since 2008;

•	Strengthening capability and cost position in China with strategic alliances and partnerships;

•	Expanding the suite of insulation offerings through the acquisition of Thermafiber; and

•	Earning the Green Cross Awardee from the National Safety Council for our safety performance.

•

Our compensation is aligned with stockholder interests. We believe compensation should be driven by those business results that are best aligned with long-term stockholder value. As noted above, the Compensation Committee of our Board (the “Compensation Committee”) has selected adjusted EBIT as the Company performance measure for the Annual Incentive Plan because we believe it is the short term performance measure with the best correlation to stock price performance.

Equity Grant Strategy

Our equity grant strategy uses a combination of vehicles, each with a specific objective. Restricted shares are intended to act as the primary long-term retention vehicle, aligned with long-term stock price performance. Stock options only have value based on absolute stock price appreciation. Performance share units (“PSUs”) have value based upon both absolute and relative stock price performance.

Specifically, we note that:

•	Equity grants are targeted at market median, are performance based, and are aligned with stockholder interests;

•	In 2013, 64% of our CEO’s target compensation was equity-based, ensuring alignment with stockholders;

•

PSUs account for 25% of the targeted equity grant, are performance based, and use total shareholder return (“TSR”) as the performance criterion (only 20% of the 2013 grant vested and were ultimately paid out based on Owens Corning’s below median TSR performance); and

•	Stock Options account for 25% of the targeted equity grant, and only have value to the extent the Company’s stock price increases.

Management and the Compensation Committee believe the Firms’ pay evaluation methodology is incomplete and that an alternative pay calculation, known as realizable pay provides more clarity on how compensation outcomes are linked to the Company’s financial and stock price performance. This is particularly important at Owens Corning because equity-based awards account for the most significant portion of the total compensation of our CEO and other named executive officers. Because the Compensation Committee believes that long-term, equity-based compensation drives long-term growth, consideration of actual and potential values realizable from awards granted in prior years is a highly relevant factor in assessing the effectiveness of our compensation program and our continued ability to align with our stockholders’ long-term interests. Realizable compensation reflects the actual current value of outstanding long-term incentive awards from prior years plus actual salary and annual incentive received.

The following chart compares our CEO’s three year target and realizable compensation over the past three years to the Company’s total shareholder return.

As the chart indicates, realizable pay has fallen significantly below target pay in each of the past three years and realizable pay is strongly correlated to long term total shareholder return performance.

The Company believes its disclosure is robust and it maintains the following stockholder friendly practices:

•	Stock ownership guidelines (three to six times base salary);

•	“Clawback” policy;

•	No option re-pricing;

•	Anti-hedging policy;

•	No executive perquisites; and

•	Double-trigger change in control severance.

One of the Firms has noted that the Company does not disclose an anti-hedging policy or the performance schedule for our performance share units. In fact, investors can find disclosure regarding our anti-hedging policy on page 23 of our proxy statement and the performance schedule for our PSUs on page 26. We invite you to read the proxy statement for more information regarding our executive compensation programs.

The Board of Directors unanimously recommends a vote “FOR” Proposal 4, Advisory Vote to Approve 2013 Named Executive Officer Compensation. We sincerely ask for your support of the Board’s recommendation.

If you have any questions, please direct them to Thierry Denis, Director, Investor Relations, at (419) 248-5748.

4